Filed Pursuant to Rule 424(b)(3)

Registration No. 333-85500

PROSPECTUS SUPPLEMENT

(To the Prospectus dated April 19, 2002)

2,007,786 Shares

GENOME THERAPEUTICS CORP.

Common Stock

This document supplements the Prospectus dated April 19, 2002 relating to the resale of shares of our common stock by the holders of $15,000,000 in aggregate principal amount of our 6% Convertible Notes due December 31, 2004 and warrants to purchase 487,500 shares of our common stock.

This Prospectus Supplement should be read in conjunction with the Prospectus dated April 19, 2002.

This Prospectus Supplement is filed solely for the purpose of reflecting modifications to the initial transaction with the holders of the convertible notes and warrants. We entered into an Amendment, Redemption and Exchange Agreement dated as of June 4, 2003 with each note holder. Under the terms of the agreements, we redeemed an aggregate of $10,000,000 in principal amount of our convertible notes for a cash payment of $10,000,000, plus the cash payment of related accrued and unpaid interest on this principal amount of an aggregate of $254,795. In addition, the conversion price of the remaining $5,000,000 in principal amount of our convertible notes was amended to equal $2.5686 and the note holders converted the remaining amount of our convertible notes, plus related accrued and unpaid interest, into an aggregate of 1,996,184 shares of our common stock.

We also issued new warrants to purchase in the aggregate up to 486,646 shares of our common stock to the note holders in exchange for the warrants that were previously issued to the note holders in the initial transaction.

In connection with the modifications to the initial transaction, the selling stockholder table set forth on page 13 of the Prospectus dated April 19, 2002 is revised in its entirety to read as follows:

Name of Selling Stockholder	Shares Owned Prior to Offering	Shares of Common Stock Offered Hereby	Shares Owned After Offering
Smithfield Fiduciary LLC	1,997,866(1)	1,608,549(3)	389,317(5)
The Tail Wind Fund, Ltd.	496,566(2)	399,237(4)	97,329

(1)	Represents 1,596,947 shares of common stock issued to the selling stockholder upon conversion of $4,000,000 in principal amount (including associated accrued and unpaid interest) of the convertible notes, plus 11,602 shares of common stock previously issued as payment of interest on the convertible notes and 389,317 shares of common stock issuable upon exercise of the new warrants.
(2)	Represents 399,237 shares of common stock issued to the selling stockholder upon conversion of $1,000,000 in principal amount (including associated accrued and unpaid interest) of the convertible notes, plus 97,329 shares of common stock issuable upon exercise of the new warrants.
(3)	Represents 1,596,947 shares of common stock issued upon conversion of $4,000,000 in principal amount (including associated accrued and unpaid interest) of the convertible notes, plus 11,602 shares of common stock previously issued as payment of interest on the convertible notes.
(4)	Represents 399,237 shares of common stock issued upon conversion of $1,000,000 in principal amount (including associated accrued and unpaid interest) of the convertible notes.
(5)	Represents 1.6% of the issued and outstanding shares of common stock as of June 3, 2003.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus Supplement is June 5, 2003.